EXHIBIT 10.4

             THE TECHNOLOGY EXCLUSIVE LICENSE AND ROYALTY AGREEMENT

              ANNEXED AS EXHIBIT 5 AND MADE A PART OF THAT CERTAIN

         WORLD WIDE EXCLUSIVE ASSIGNMENT, LICENSE AND ROYALTY AGREEMENT BETWEEN HADRONIC PRESS, INC., AND EARTHFIRST TECHNOLOGY, INC.*

         THIS AGREEMENT, effective this 5th day of July, 2000, made between:
Hadronic Press, Inc., 35246 US 19 No., PBM 115, Largo, Florida 34684 ("HPI" or "Licensor") and USMAGNEGAS, Inc, 35246 US 19 No., PBM 115, Largo, Florida 34684 ("USM" or "Licensee").

                              W I T N E S S E T H:

         WHEREAS, the HPI is a Party to that certain Worldwide Exclusive Assignment, License and Royalty Agreement of which this License and Royalty Agreement is annexed thereto as Exhibit 5;

         WHEREAS a major requirements of the Worldwide Exclusive Assignment, License and Royalty Agreement mandates HPI license all their interests in the Technology as that term is therein defined to USMAGNEGAS according to the terms and conditions and for such compensation as is herein set forth.

         WHEREAS the Licensor and Licensee are interested in undertaking together a joint effort at designing, manufacturing, selling or otherwise commercializing the Technology as by an Exclusive Assignment and Royalty Agreement that provides for the Licensor to introduce USM to the technology and to authorize USM to make and to commercialize the Technology at an agreed royalty, so long as both parties perform in accordance with this Agreement;

         NOW, THEREFORE, the Licensor and Licensee, intending to be legally bound, agree to undertake designing, manufacturing, and selling or otherwise commercializing the Technology upon the following terms and conditions:

         1.       DEFINITIONS

                  a. "Technology" shall have the same meaning as that set forth in the Worldwide Exclusive Assignment, License and Royalty Agreement executed simultaneous to the execution of this Agreement.

                  b. "Licensed Scientific Knowledge" means unpatented proprietary scientific information disclosed to Licensee by the Licensor, and useful in identifying and optimizing the basic physical and chemical effects underlying the Licensed Products or performing Licensed Services.

                  c. " Licensed Know-how" means unpatented proprietary technical, professional, or commercial information disclosed to Licensee by the Licensor, and useful in designing, making, or using Licensed Products or performing Licensed Services.

                  d. "Licensed Patent" means any patent or patent application Licensed to USM herein and containing a claim defining the composition, design, machine, process, product by process, manufacturing, structure, operation, or use of the Technology subject matter, insofar as owned or licensable by Licensor and so Licensed to USM in or for the Licensed Territory.

                  e. "Licensed Product" means product or related composition whose production, structure, or use embodies any Licensed Scientific Knowledge and Know-how, is defined by a claim of a Licensed Patent or disclosed patent application and/or would infringe a Licensed Patent in the absence of this Agreement, or displays or is commercialized by a Licensed Trademark.

                  f. "Licensed Service" means any designing, making, specifying, or any instruction, leasing, or performance of other services relating to any Licensed Product for, to, or with a customer or other party, whether for compensation or not.

                  g. "Licensed Specification" means any requirement or standard identified by the Licensor to Licensee relating to composition, design, manufacturing method, structure, workmanship and/or resulting appearance, form, identity, quality, or presentation of an Licensed Product or a Licensed System,

                  h. "Licensed System" means any apparatus, assembly, device, or structure for producing or using an Licensed Product, with or for use with (or without) other accessories.

                  i. "Licensed Trademark" Magnetion, MagneGas, PlasmaArcFlow, Magnecules, Magneliquids, or other word and/or design, used with or without any other word and/or design, in or as a brand name for Licensed Products or Licensed Services or Licensed Systems.

                  j. "Improvement" means any substantial change in any foregoing defined item (a to h) during this Agreement, whether made by the Licensor or by USM, or both, or otherwise owned and/or assignable by either of them to the other.

                  k. "Licensed Term" means the duration of this Agreement which shall be: the same as the duration of all patents, trademarks or other similar devices plus a period of five years following the expiration of Licensed Patents; or a period of then years following the final denial of a in a given country, as more appropriately specified below.

                  l.       "Licensed Territory" means worldwide.


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

                  m. "Licensor" means Hadronic Press, Inc and any and all other persons, entities or others who are now and who may become co-patent owners, either through invention or assignment or otherwise, of the Technology.

                  n. "Licensee" shall means USMAGNEGAS, Inc. a Florida Corporation which may also be abbreviated as "USM."

         2.       LICENSE AND SUBLICENSES

                  a. The Licensor hereby grants to the Licensee, for the Assignment Term only, an indivisible, right and assignment to make, use, lease, sell, and otherwise practice commercially the defined Licensed subject matter.

                  b. So long as Licensee is in good standing under this License Agreement, this grant is to be exclusive on a world-wide basis, meaning that the Licensor will not grant any third party a similar assignment in the Licensed Territory.

                  c. USM shall have the right to apply any Licensed Trademark to Licensed Products and other components sold by USM for construction of Licensed Systems, but USM. shall use Licensed Trademarks only in accordance with acceptable trademark practice and subject to the provisions of this Agreement.

                  d. USM customers will have an implied sublicense to assemble Licensed Products into Licensed Systems, with or without other components.

                  e. USM may grant sublicenses under this Agreement. In the event a sub-license is granted by USM, then in addition to any other consideration due HPI under this Agreement, USM shall pay over to HPI: (i) 15% of down payments to USM in cash; (ii) 5% of any stock issued in connection with such sub-license and; (iii) three-percent (3%) of all gross income derived by the sub-licensee relating to the Technology. All sublicenses are to be approved by HPI,, All 3% Royalties paid pursuant to this item 2e shall be paid to HPI directly.

         3.       LICENSE TERM

                  a. Unless sooner terminated as provided herein, this Agreement will continue for a period equal to the expiration date of any and all patents or other devices enumerated heretofore as a part of the Licensed subject matter plus a period of five years.

                  b. The Term shall be until the Licensor gives USM notice that USM is no longer in good standing because of a specified breach or default of one or more of USM's obligations under this Agreement; USM shall have the right to remedy any such breach or default within forty-five (45) days thereafter to return to good standing as to such breach or default. Likewise, if the Licensor should be in breach or default of one


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

or more of Licensor's obligations under this Agreement, the Licensor shall have the right to remedy any such breach or default within forty-five (45) days thereafter to return to good standing as to such breach or default.

                  c. Obligations of this Agreement that are indicated as surviving beyond the end of this Agreement shall continue for such time period as may be lawful, despite notice by either party to the other of an election to discontinue either party's participation in or under this Agreement.

         4.       CONFIDENTIALITY

                  a. To the extent that USM receives Licensed Scientific Knowledge and Know-how, or either party becomes aware of other proprietary information from the other party via their relationship pursuant to this Agreement, each recipient of such information will hold it in confidence so long as the other party effectively treats it as confidential, except as specific information becomes public knowledge otherwise than by or from USM.

                  b. The foregoing obligation to keep proprietary information confidential and to safeguard it within the organization of a party will survive any termination of this Agreement to the extent that such information is not common trade knowledge.

         5.       ASSIGNMENT ACTIVATION

                  a. USM shall make available facilities, equipment, and resources for the Technology design, development, and marketing purposes during the term of this Agreement in order to enable the equipment and resultant products to be analyzed, tested, and (as soon as feasible) to be demonstrated to prospective customers, investors, and other interested persons.

                  b. The Licensor will provide the Technology, Licensed Scientific Knowledge and Know-how to USM from time to time as may be appropriate and will participate regularly as a technical consultant relating to the Technology design, development, testing, and marketing, as USM deems desirable.

         6.       ROYALTIES

                  a. The Royalty rate for Licensed Product, Licensed Services, and Licensed Systems is three percent (3%) of the gross proceeds of all that USM receives in money or other things of value for leasing, servicing, selling, or otherwise commercializing the same, said royalty to be payable on a quarterly calendar basis. As an incentive to HPI to execute this Agreement, USM further agrees to make advance Royalty payments according to the following schedule:


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

                           (i)      During the first twelve months of this
Agreement, USM shall pay to HPI advance Royalties equal to $10,000 per month with the first payment due and payable upon execution of this Agreement;

                           (ii)     During the second twelve months of this
Agreement, USM shall pay to HPI advance Royalties equal to $20,000 per month;

                           (iii)    During the third twelve months of this
Agreement, USM shall pay to HPI advance Royalties equal to $30,000 per month and shall continue thereat for the 4th and 5th year.

                           (iv)     Advanced Royalties set forth in item 6.a.(i)
- (iii) are recoverable by EFT by being creditable against whatever Royalty may become due pursuant to this Agreement.


                  b. Royalty accrues upon invoice, lease, sale, or service by USM but shall not be payable until USM's receipt of payment therefor and shall be without any deduction from USM's actual total revenue therefrom, except for customers' related costs (such as insurance, shipping, or taxes) and then only if so itemized on USM's invoices to them.

                  c. Royalty payable for any given month becomes due at the end of the then current calendar quarter, and shall be paid, according to item 6b hereinabove, during the first month of the next calendar quarter, or will become overdue on the first day of the next month.

                  d. USM and all its Licensees, or nominees shall acknowledge the scientific paternity of Magnegas by Santilli, and use the terms "Santilli's Magnegas", in production labels of all equipment and related manuals; headings of official communications, press releases, Web Sites; and other documents, whenever appropriate.

         7.       MINIMAL SALES

                  As a part of this Agreement, USMAGNEGAS undertakes to achieve the following minimum levels of sales for the period indicated:

                  First Year Sales                  $0
                  Second Year Sales         $1,500,000
                  Minimal Sales             $3,000,000

                  In addition to those provisions cited in section 13 hereon, failure to achieve the above minimum sales relating to the Technology shall render USMAGNEGAS in default under this Agreement. In such an event, USMAGNEGAS shall have 45 days from the date of such default to cure or remedy minimum sales


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

requirements or this Agreement shall become null and void and HPI shall reacquire all rights hereunto granted.

         8.       PAYMENTS AND REPORTS

                  a. USM will report to Licensor, all Royalty for each calendar quarter of the Assignment Term during the first month of the next ensuing calendar quarter and may include with each such report full payment of royalty due for (and reported for) the preceding quarter's operations.

                  b. Quarterly and annual royalty reports will be signed and be certified as accurate and complete by an authorized officer of USM.

                  c. USM will keep accurate and complete records of all business done pursuant to this Agreement and will make such records available to Licensor, no more than two (2) persons at once-for inspection during regular business hours, upon at least three (3) business days' advance notice, to determine Royalties accrued and paid or unpaid, and any other information due hereunder.

                  d. The Licensor may cause an audit to be made of the applicable records in order to verify statement for Royalties made hereunder. Any audits shall be conducted by an independent certified public accountant, acceptable to both parties, and shall be conducted during regular business hours at USM's offices.

                  e. The Licensor shall bear the expenses of any such audit unless such audit reveals that the Royalties paid by USM under this Agreement for the Period subject to the audit are less than ninety-five percent (95%) of the amount owed by USM for such period. In such event, the costs of the audit shall be borne by USM, in addition and without limitation to any right of remedy Licensor may have, USM agrees to pay the balance of such royalties due the Licensor within forty-five (45) days after written notice is delivered of USM's understatement of Royalties due. Furthermore, USM shall pay interest on all understated Royalties at a rate of 1.5% per month or lesser amount as mandated by law, computed from the day on which said Royalties were due and owing to the Licensor.

                  f. Refusal by USM to report or to pay Royalty, or to maintain or make available records of business done hereunder, will forfeit USM's good standing under this Agreement, if not remedies within forty-five(45) days.

                  g. In addition to all other payments made to HPI, USMAGNEGAS shall further pay $5,000 (five-thousand dollars) per month to Dr. Ruggero Santilli who shall then be available for consultation, advise and presentations provided such activities do not exceed 20 hours per month. Any additional time required of Dr. Santilli by USM shall be the subject of a separate agreement and shall not in any manner be connected with nor construed as a part of this Agreement as well as all related work


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

needed to prosecute patents worldwide. When a Consulting Agreement is executed, this item will be merged therewith.

         9.       IMPROVEMENTS

                  a. Any new composition, design, product, or service conducive to third party competition with Licensed Product or Licensed Services or Licensed Systems, invented or otherwise coming under the control of either party during the Assignment Term, is deemed an "Improvement" and such party will disclose the same to the other party promptly and in enough detail to enable the other party to elect whether to have such Improvement included hereunder.

                  b. As to any such Improvement by either party, either party may elect to have such Improvement included hereunder, within three (3) months after first knowledge thereof, without change in Royalty, by promptly notifying the other party of an election to do so; and the party that made or acquired such Improvement need do no more if both parties fail to elect to include the Improvement.

                  c. The originating party of an elected Improvement that appears possibly patentable after a competent prior art search, will file and prosecute a patent application thereon, and may discontinue prosecuting it or maintaining any resulting patent, but only after giving the other party notice of such intention plus ample opportunity to take such (or equivalent) action at its own sole future discretion and expense.

                  d. If the parties have joint inventorship/ownership patent rights in an issued Improvement patent, the parties, will share equally the related ownership rights and expenses including any official patent maintenance fees for any one Improvement patent. The parties need not exercise improvement patent rights, except as this Agreement may provide, nor need either party account to the other party for any lawful activity regarding such patent rights outside this Agreement.

                  e. The parties recognize that well-based differences may arise with regard to origination of any given Improvement and that as to U.S. patents the determination of inventorship and of patent ability is exclusively within the jurisdiction of the U.S. Patent and Trademark Office and the Federal Courts. Unless the parties are/have joint inventors or successor(s) thereto and hence are joint owners, they specifically agree that for any Improvement patent application and for any resulting patent for an Improvement elected by either party to be included hereunder, regardless of inventorship, the Improvement originating or otherwise acquiring party will grant to the other party (if that other party so elects) an unrestricted paid--up (free) license to practice the Improvement for the Assignment term, if such practice of it would not violate any non-elected prior patent of the grantor Licensor.

                  f. Each party's foregoing Improvement rights are executory in nature, including the right to be informed of any Improvement by the other party, and to elect an


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

Improvement for inclusion hereunder (or not), and including rights to ongoing prosecution of patent applications and maintenance of patents by an originating party of an elected Improvement, and receipt of license or ownership rights thereunder.

         10.      INFRINGEMENT RIGHTS

                  a. In the event that USM's commercialization of any Licensed Product, Licensed Service, or Licensed System is accused of-infringing a proprietary right of any third party, the parties will cooperate in attempting to avoid such infringement or to prove lack of infringement, and so long as USM's license hereunder is exclusive to the extent set forth above, USM will have a right, but not an obligation, to defend or assist in defending against any infringement action brought by a third party, and shall have also the obligation to pay one-half (1/2) of the costs of doing so, except as either party may voluntarily pay more thereof incidental to participation therein.

                  b. Neither party will be liable to the other party if unable or unwilling to continue this Agreement because of such infringement of third-party rights, and in that event USM will cease commercializing Licensed Products, Licensed Services, and Licensed Systems, and USM will relinquish its rights hereunder in that event, and thereby terminate its Royalty and attendant obligations to the Licensor.

                  c. In the event that the activities of any third party are asserted (or other-wise appear) to infringe an intellectual property right Licensed to USM hereunder, the parties will cooperate in attempting to ascertain and to abate such infringement. So long as USM's Assignment hereunder is exclusive to the extent set forth above, USM will have a prior right, but not ;in obligation, to abate such infringement, whether by litigation or otherwise, subject to paying all the costs of doing so other than such costs or expenses as the Licensor may voluntarily pay incidental thereto or to participation therein. Any moneys recovered from a third-party infringer will be retained by the parties, pro-rated to their expenditures after determining what portion of moneys recovered are due the Licensor as part of any Royalty, whose action(s) had such result.

                  d. If third-party infringement is not abated, USM may elect to continue as a non-exclusive Licensee under this Agreement as its sole remedy, or alternatively USM may discontinue its license and cease royalty payments as its sole remedy.

         11.      ASSURANCES

                  a. The Licensor assures USM of its origination of the inventions and guarantee USM of the Licensor's invention priority to their best knowledge.

                  b. The Licensor warrants ownership to their best knowledge of the Licensed Products and Licensed Services, in the specific sense that the Licensor has no reason to believe that any third party has any right to prevent either the Licensor or Licensee from practicing any Licensed Invention, or from using any Licensed


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

Trademark, as provided in the Agreement, and Licensor warrant such practice or usage as non-infringing of third-party rights.

                  c. On behalf of Licensor, Dr. Santilli will instruct and/or assist USM's personnel in design, manufacturing, quality standards, testing, distribution, marketing, and sale, as well as proper marking, of Licensed Product and Licensed Systems, and Licensor will provide Licensed Know-how in doing so, as may be applicable as part of a separate Consulting Agreement.

                  d. The Licensor will have no liability whatever to USM for USM's actions or inactions under this Agreement, and USM will save the Licensor harmless against any liability to third parties whether based upon agency, contract, negligence, product liability, or other basis-for any claim based on action or inaction of USM relating to Licensed Products, Services, or Systems.

         12.      PRODUCT MARKING

                  a. USM will mark on Licensed Products (or containers) each patent number applicable thereto upon being advised thereof by the Licensor. In the absence of patents, USM shall be under no product marking obligations relating to any use of the Technology, except for the identification of paternity set forth in this Agreement, paragraph 6d.

                  b. USM will display a Licensed Trademark (if elected) on all Licensed Products and in advertising copy, brochures, and publications by or for USM about Licensed Product. USM will not use any Licensed Trademark in or as a trade name (i) if not elected, or (ii) if elected, after USM discontinues (or other termination of) USM's license under this Agreement.

                  c. USM will not make any material change in materials, production methods, or otherwise that might affect the nature or quality of any Technology product or service, without advance notice to the Licensor.

                  d. If USM elects to use one or more Licensed Trademark(s), USM will display one thereof on each container of Licensed Product made by or for it, and in all Licensed Product advertising copy, product brochures, press releases, and publications by or for USM about Licensed Product plus the generic name of the goods, together with occasional notice that such Trademark is the property of the Licensor.

         13.      TERMINATION

                  a. This Agreement may only be terminated according to law or in the event of a specific breach of the terms and conditions herein set forth including but not limited to the payment of royalties. Any breach of this Agreement shall require the party which asserts such breach to notify the other party and allow for a period of forty-five


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

days to effect a cure of any such breach. In the absence of any such cure, this Agreement automatically terminates without need of further written notice.

                  b. Upon termination, USM will refrain from exercising thereafter any right it had by license hereunder, such as practicing the invention of any previously Licensed Patent, or using a licensed Trademark or confusingly similar expression.

                  c. Whenever USM is not in good standing hereunder, the Licensor may render USM's Assignment wholly non-exclusive, or if it is already non-exclusive for a prior breach or default the Licensor may terminate USM's rights hereunder, in the absence of specific curative provisions for USM's breach or default, or if USM has had an opportunity to comply such a curative provisions and failed or refused to do so.

                  d. If either party becomes, or would become, disabled-as by the other party's choosing, or being subjected to, an act or a procedure for relief of debtors from enforcing compliance with a given executory obligation of the other party hereunder (e.g., compliance with standards, action with regard to infringers, offer of Improvements) the thus disabled party may deem this Agreement and the license and other rights under this Agreement terminated.

                  e. No inaction or overlooking by the Licensor or Licensee of any condition or provision of this Agreement or of any breach or default thereof either party shall be deemed to imply or to constitute a future waiver of any similar breach or default of the same or other condition/provision.

                  f. This Agreement is automatically terminated in the event of USM financial insolvency and bankruptcy, in which case Licensor re-acquires the complete rights granted hereunder.

                  g. This Agreement is also automatically terminated in the event USM has no sales for the continuous duration of two years, in which case Licensor re-acquires the entire rights granted hereunder.

         14.    NOTICES

                a. If to Licensor

                   Hadronic Press, Inc.        with a copy to
                   Ms. Carla Santilli          Mason and Associates
                   President and               Peter Revelini, Esquire
                   Chief Executive Officer     Mangrove Bay
                   Hadronic Press, Inc.        17757 Highway 19 North
                   35246 US Highway 19 North   Suite 500
                   Suite 115
                   Palm Harbor, FL  34684-1909 Clearwater, FL  33764


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

                b. If to Licensee

                   If to USMagneGas Inc.:      with a copy to
                   Mr. Leon Toups              Mr. Domenic L. Massari, III, Esq.
                   President and               601 S. Fremont Avenue
                   Chief Executive Officer     Tampa, FL  33606
                   USMagneGas, Inc.
                   7887 Bryan Diary Road
                   Suite 105
                   Largo, FL  33777

         15.      MISCELLANEOUS

                  a. If any one or more provision(s) or effect(s) of this Agreement should prove to be invalid or unenforceable, and the Agreement be otherwise valid and enforceable, the invalid or unenforceable provision or portion thereof will be severed, and the remainder of the Agreement be and remain valid and enforceable to the fullest extent permitted by applicable law.

                  b. This Agreement is made for the benefit of the parties, their heirs, successors, and assigns, and any other person or legal entity named in any provision hereof, and not made to give any unnamed person or legal entity any right of action whatever.

                  c. Each statement made in this Agreement is deemed material, and each party is entitled to rely, and deemed to have relied, upon the truth and correctness thereof in entering into this Agreement.

                  d. Each party acknowledges that he has received advice of independent counsel of choice as to the inducements, provisions, and terms of this Agreement, and their effect, whereupon entering into this Agreement is each party's free and independent act.

                  e. This Agreement is to be governed by Federal law to whatever extent a proprietary right granted by the United States is involved, and otherwise by Florida law, except as activities of a party in any other State render that other State's law applicable.

                  f. In the event that any action or proceeding is brought to enforce any of the terms and conditions of this Agreement, then the party in whose favor relief is granted and/or judgment is entered shall be entitled to have and recover from the other party or parses all costs, prejudgment interest, and reasonable attorney's fees incurred in connection with the enforcement action.

                  g. Notice to be given under this Agreement will be in writing and be addressed to the other party at the address of such party hereinabove, unless such


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

address has been superseded by like notice, whereupon the latest noticed address thereof is to be used. Notice will be effective when delivered to the addressee, or-if not a change of address-when sent by Express or Registered Mail so addressed.

                  h. This Agreement sets forth the entire intent and understanding of the parties with regard to the subject matter hereof, and merges any prior negotiations or agreements by the parties as to such subject matter, and no addition, deletion, or other modification of the wording hereof may be made except in writing subsequent hereto and signed by the party or parties to be bound thereby.

                  i. As per the Worldwide Assignment, License and Royalty Agreement, upon the formation of Euro- and/or AsiaMagneGas, respectively, USM shall amend this Agreement to render same exclusive to the North, Central and South American possessions and territories only. This action will be taken as each Euro- and AsiaMagneGas are formed.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed, sealed, and attested by persons duly authorized so to do, as of the date first stated hereinabove.

For Hadronic Press, Inc.                    For USMAGNEGAS, Inc.


/s/ CARLA SANTILLI                          /s/ LEON TOUPS
------------------------                    -------------------------------
Carla Santilli, President                   Leon Toups, President

                                            Ratified by its Chairman of the
                                            Board of Directors


                                            /s/ JOHN STANTON
                                            -------------------------------
                                            John Stanton

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